Exhibit 10.1

AMENDMENT NO. 1 TO THE
MEDICI VENTURES, INC.
2017 STOCK OPTION PLAN

THIS AMENDMENT NO. 1 to the Medici Ventures, Inc. (the “Company”) 2017 Stock Option Plan (the “Plan”) amends the Plan as set forth below effective as of the date approved by the Company’s Board of Directors. All capitalized terms not specifically defined in this Amendment shall have the meanings provided to them in the Plan.

WHEREAS, Company, a Company organized under the laws of Delaware, originally adopted the Plan on July 26, 2017,

WHEREAS, the Board of Directors of the Company (the “Board”) may, at any time, amend the Plan,

WHEREAS, in a meeting of the Board on December 18, 2018, the Board determined that in order to attract and retain talent it is advantageous to the Company to amend the Plan to allow for additional shares of the Company’s Common Stock to be allocated under the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.     Section 4(a) of the Plan is hereby canceled and replaced with the following:

(a)    Subject to adjustment in accordance with Section 10, a total of 130,000 shares of the authorized shares of Common Stock shall be available for the grant of Awards under the Plan. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

2.     Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

This Amendment has been adopted by the Board as of April 16, 2019.